EXHIBIT 2

                             SETTLEMENT AGREEMENT


         THIS SETTLEMENT AGREEMENT is entered into this 26th day of May, 1995, by and between Metcalf & Eddy, Inc. ("M&E"), on its own behalf and on behalf of all of its subsidiaries, including, specifically, Metcalf & Eddy de Puerto Rico, Inc. ("MEDPRI"), and Puerto Rico Aqueduct and Sewer Authority ("PRASA").

                                  WITNESSETH

         WHEREAS, on September 4, 1990, M&E filed a Complaint in the United States District Court for the District of Puerto Rico ("Civil Action No. 90-2261 JP") alleging breach of contract and other claims valued at nearly $65 million and primarily related to the March 20, 1986 Agreement ("Agreement") between M&E and PRASA, as amended;

         WHEREAS, on July 10, 1991, PRASA filed its Answer, denying the allegations in M&E's Complaint and asserting Counterclaims against M&E, and alleging that MEDPRI was an indispensable party to the action;

         WHEREAS, M&E and PRASA desire to resolve and to settle all claims and disputes between them arising out of or in any way relating to the facts and circumstances referred to in Civil Action No. 90-2261 JP;

         NOW, THEREFORE, in consideration of the foregoing premises and of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which M&E and PRASA acknowledge, the following terms and conditions are agreed upon:

         1. PRASA shall pay $17.5 million to M&E in accordance with the following schedule and in the following manner:

               a. Not later than thirty days (30) days from the date of this Settlement Agreement, PRASA shall pay $4.5 million (without interest), in lawful money of the United States of America and in immediately available funds to a bank account designated in writing by M&E.

               b. Three (3) years from the date of this Settlement Agreement, PRASA shall pay $6.5 million plus accrued interest thereon from the date of this Settlement Agreement at a rate of 5.5% per annum, in lawful money of the United States of America and in immediately available funds, to M&E or, if the promissory note referred to in this paragraph has been transferred, to the holder of that promissory note. Interest shall be calculated on the basis of a year of 365 or 366 days (as the case may be) and paid for the actual number of days elapsed. Interest shall be paid in arrears on December 1 and June 1 of each year, commencing on December 1, 1995, and the balance of interest accrued from December 1, 1997, on same date as the remaining $6.5 million referred to above is paid. These payment obligations shall be evidenced by PRASA's execution of a promissory note in the form attached hereto as Exhibit A ("Promissory Note 1"), which note shall be delivered by PRASA to M&E on the date of this Settlement Agreement. The terms and conditions of Promissory Note 1 are incorporated by reference into this Settlement Agreement.

               c. Five (5) years and three (3) months from the date of this Settlement Agreement, PRASA shall pay the remaining $6.5 million plus accrued interest thereon from the date of this Settlement Agreement at a rate of 5.75% per annum, in lawful money of the United States of America and in immediately available funds, to M&E or, if the promissory note referred to in this paragraph has been transferred, to the holder of that promissory note. Interest shall be calculated on the basis of a year of 365 or 366 days (as the case may be) and paid for the actual number of days elapsed. Interest shall be paid in arrears on December 1 and June 1 of each year commencing on December 1, 1995, and the balance of interest accrued from June 1, 2000, on the same date as the remaining $6.5 million referred to above is paid. These payment obligations shall be evidenced by PRASA's execution of a promissory note in the form attached hereto as Exhibit B ("Promissory Note 2"), which note shall be delivered by PRASA to M&E on the date of this Settlement Agreement. The terms and conditions of Promissory Note 2 are incorporated by reference in this Settlement Agreement.

               d. All payments of principal and interest made pursuant to Paragraphs 1(a)-1(c) and the execution and delivery by PRASA of Promissory
Note 1 and Promissory Note 2 shall be made without any set-off or counterclaim and without any restriction or condition (including laws, regulations, orders decrees or interpretations of or by the Government of Puerto Rico) and shall be made free and clear of, and without deduction or withholding for, or on account of, any taxes imposed by the Government of Puerto Rico or its political subdivisions. M&E agrees to abide by all Puerto Rico tax laws with respect to any payments made to M&E pursuant to this Settlement Agreement. At PRASA's option, the promissory notes may be voluntarily prepaid in whole or in part at any time without penalty but together with accrued interest on any amount so prepaid.

               e. No pre-settlement interest on the principal amount shall be paid.

               f. Government Development Bank for Puerto Rico ("GDB") shall execute an unconditional Payment Guarantee in the form attached hereto as Exhibit C guaranteeing the prompt payment of amounts due under the three preceding subparagraphs, under Promissory Note 1 and Promissory Note 2, and under paragraph 7 of this Settlement Agreement.

               g. If any Event of Default under Promissory Note 1 or Promissory Note 2 shall have occurred and be continuing for a period of ten
(10) Business Days, after written notice of such Event of Default shall have been given to PRASA and GDB, all amounts due under the promissory notes shall become forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by PRASA. If PRASA or GDB cures the Event of Default within ten (10) Business Days after its receipt of the aforementioned written notice, M&E or the holder of the promissory note shall not have the right under this paragraph to declare the amounts owed to be forthwith due and payable.

               h. The parties hereto understand and agree that PRASA's payment obligations under this Settlement Agreement and the PRASA Notes are junior and subordinate in all respects to PRASA's obligations under that certain Trust Agreement, dated as of October 1, 1988, as amended, by and between PRASA and The Chase Manhattan Bank (National Association), trustee.

         2. Upon payment of the amount set forth in Paragraph 1(a) above, counsel for M&E and PRASA shall file a Stipulation of Dismissal With Prejudice as to all of the claims and counterclaims in Civil Action No. 90-2261 JP.
The Stipulation of Dismissal shall be in the form attached hereto as Exhibit
D. Upon the execution of this Settlement Agreement, the parties will file this Settlement Agreement and a Joint Motion to Stay Proceedings seeking a suspension of the litigation until the operation of Paragraph 1(a) above at which time the parties will file the Stipulation of Dismissal with Prejudice as aforementioned.

         3. This Settlement Agreement is being executed in settlement of all disputed claims and does not constitute, and shall not be deemed, an admission by either M&E or PRASA of any liability for the claims asserted in Civil Action No. 90-2261 JP.

         4. This Settlement Agreement shall be binding upon and shall inure to the benefit of M&E, MEDPRI, and PRASA, their officers, directors, attorneys, or other representatives, employees, agents, heirs, parent companies, subsidiaries, successors and assigns.

         5. Except for enforcement of the terms of this Settlement Agreement, PRASA and its officers, directors, legal or other representatives, employees, agents, parents, subsidiaries, successors and assigns hereby release M&E, its officers, directors, legal or other representatives, employees, agents, parents, subsidiaries, successors and assigns from any and all liabilities and claims, disputes, demands, motions, actions, or causes of action, whether direct or consequential, liquidated or unliquidated presently existing or which may arise hereafter relating to or arising in connection with transactions or dealings involving PRASA and M&E prior to the date hereof including, but not limited to, the transactions or dealings which are or were the subject of the litigation.

         6. Except for enforcement of the terms of this Settlement Agreement, M&E and its officers, directors, legal or other representatives, employees, agents, parents, subsidiaries, successors and assigns hereby release PRASA, its officers, directors, legal or other representatives, employees, agents, parents, subsidiaries, successors and assigns from any and all liabilities and claims, disputes, demands, motions, actions, or causes of action, whether direct or consequential, liquidated or unliquidated, presently existing or which may arise hereafter relating to or arising in connection with transactions or dealings involving M&E and PRASA prior to the date hereof including, but not limited to, the transactions or dealings which are or were the subject of the litigation.

         7. In the event that a claim for payment of services previously rendered is brought against M&E by a subcontractor pursuant to a subcontract between M&E and the subcontractor, PRASA agrees to indemnify and defend M&E from and against any and all such claims up to an aggregate limit of $393,776.83, provided, however, PRASA shall not be required to indemnify M&E against claims resulting from M&E's gross negligence or wilful misconduct. PRASA's indemnification and defense of M&E shall only apply to a claim brought by a subcontractor pursuant to an invoice previously submitted to M&E by the subcontractor, and shall not apply to a claim for other than past due accounts. PRASA's liability to indemnify and defend M&E under this provision as to any individual subcontractor shall be limited to the amount identified to PRASA as an account payable on M&E's books for that particular contractor as of May 25, 1995. PRASA's liability under this paragraph shall terminate five (5) years from the date of this Settlement Agreement. M&E shall not settle any action for which indemnification is sought for without PRASA's prior written consent. PRASA, at its option, shall be entitled to assume the defense or to conduct all settlement negotiations with respect to any claim for which indemnification is provided hereunder.

         8. M&E and PRASA represent, each on their own behalf, that neither party to the best of their knowledge and information is aware of any potential or existing claim that would fall within Paragraphs 5 and 6 with the express exception of the potential claims that would be subject to Paragraph 7 and (i) a claim delineated in a letter dated September 9, 1991 to M&E, and (ii) a third party action brought by PRASA against MEDPRI styled Federico Villafane Lopez v. Municipal de San Juan, et al. M&E represents that it has determined that the claim delineated in the letter dated September 9, 1991 to M&E to be without merit.

         9. M&E agrees to notify PRASA's Office of General Counsel of any claims or demands for payment that would be subject to Paragraph 7 above as soon as such claims or demands for payment become known to M&E. M&E and PRASA further agree to take no action and to make no statements that might induce or encourage any person to bring a claim against the other. PRASA agrees to notify M&E's Office of General Counsel if it makes any additional payment or payments to subcontractors on M&E's behalf.

         10. This Settlement Agreement represents the entire agreement between M&E and PRASA with respect to the subject matters hereof and shall not be modified or affected by any offer, proposal, statement, or representation, either oral or written made by or for any party in connection with the negotiations of the terms hereof. This Settlement Agreement may not be modified except in a writing executed by M&E, PRASA and GDB. Any modification of this Settlement Agreement without the prior written consent of GDB will discharge GDB from all responsibilities and liabilities under this Settlement Agreement and Payment Guarantee.

         11. Each of the promises, conditions, and terms set forth herein is essential to this Settlement Agreement. Breach of any such promise, condition, or term is a material breach of this Settlement Agreement.
Anything herein to the contrary notwithstanding, nothing contained in this Settlement Agreement shall be construed as a waiver or release of any rights or obligations created under this Settlement Agreement.

         12. Each of the signatories of this Settlement Agreement warrants and represents that he is authorized to execute this Settlement Agreement and to bind the party that he represents thereto. This Agreement is for the benefit of the parties hereto and not for the benefit of any other party, including, but not limited to any M&E subcontractor.

         13. This Settlement Agreement shall be governed, in all respects, under the laws of the Commonwealth of Puerto Rico.

         14. Any dispute involving this Settlement Agreement shall be brought exclusively and solely in the United States District Court for the District of Puerto Rico. The parties of this Settlement Agreement hereby consent to the jurisdiction of that court. If any party breaches this Settlement Agreement, the party aggrieved shall be entitled to recover from the party who breaches, in addition to any other relief provided by law, such reasonable attorneys' fees and court costs as may be incurred by the non-breaching party in enforcing this Settlement Agreement.

         15. No covenant, stipulation, obligation or agreement herein contained shall be deemed to be a covenant, stipulation, obligation or agreement of any director, officer, agent or employee of PRASA in his/her individual capacity, and neither such director, officer, agent, contractor or employee in their individual capacities shall be liable personally hereunder.

         IT WITNESS WHEREOF, the parties have signed, sealed, and acknowledged this Settlement Agreement as of the date shown above.

WITNESS:                         METCALF & EDDY, INC.

_____________________________             By:_________________________________

                                          Date:_______________________________


WITNESS:                                  METCALF & EDDY DE PUERTO RICO, INC.

_____________________________             By:_________________________________

                                          Date:_______________________________


WITNESS:                                  PUERTO RICO AQUEDUCT AND SEWER
                                            AUTHORITY

_____________________________             By:_________________________________

                                          Date:_______________________________


                          NEGOTIABLE PROMISSORY NOTE

Six Million, Five Hundred Thousand                       San Juan, Puerto Rico
Dollars ($6,500,000)                                              May 26, 1995



         FOR VALUE RECEIVED, the undersigned PUERTO RICO AQUEDUCT AND SEWER AUTHORITY, an instrumentality of the Commonwealth of Puerto Rico (hereinafter called the "Obligor"), hereby promises to pay to the order of METCALF & EDDY, INC. or any assignee (hereinafter called the "Holder") the principal sum of six million, five hundred thousand dollars ($6,500,000), in full on August 26, 2000 (the "Maturity Date").

         The Obligor also promises to pay interest on the unpaid principal amount outstanding from the date hereof until such principal amount is paid in full at the rate of 5.75% per annum calculated on the basis of a 365/366 day year and the actual number of days elapsed. Interest will be paid in arrears semiannually on June 1 and December 1 of each year, commencing December 1, 1995, until such principal amount is paid in full, with interest accrued from June 1, 2000 to August 26, 2000, payable at the Maturity Date.

         The principal hereof and the interest hereon are payable in lawful money of the United States of America and in immediately available funds to a bank account designated in writing by the Holder. Whenever any payment hereunder shall be stated to be due on a day which is not a "Business Day," such payment shall be made on the next succeeding "Business Day." "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the United States and/or the Commonwealth of Puerto Rico. All payments under this Note shall be made without any set-off or counterclaim and without any restriction or condition (including laws, regulations, orders, decrees or interpretations of or by the Government of Puerto Rico) and shall be made free and clear of and without deduction or withholding for, or on account of, any taxes imposed by the Government of Puerto Rico or its political subdivisions.

         The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder.

         a) The Obligor shall fail to make, when due, any payment of principal or interest under this Note;

         b) The Obligor shall fail to make, when due the payment provided for the Paragraph 1(a) of a certain Settlement Agreement dated May 26, 1995, between the Obligor and Metcalf & Eddy, Inc.

         c) A case or proceeding shall have been commenced against the Obligor in a court having competent jurisdiction seeking a decree or order in respect of the Obligor (i) under applicable State, Commonwealth of Puerto Rico or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of the Obligor, or of any substantial part of its properties, or (iii) ordering the winding-up or liquidation of the affairs of the Obligor, and any such case or proceeding shall remain undismissed or unstayed for forty-five
(45) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding.

         d) The Obligor shall (i) file a petition seeking relief under Title 11 of the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other applicable State, Commonwealth of Puerto Rico or foreign bankruptcy or other similar law, (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of the Obligor, or of any substantial part of its properties, (iii) fail generally to pay its debts as such debts become due, or (iv) take any action in furtherance of any such action.

         If any Event of Default shall have occurred and be continuing for a period of ten (10) Business Days after written notice of such Event of Default shall have been given to the Obligor by the Holder, such Holder shall notify Government Development Bank for Puerto Rico ("GDB"), which shall pay all amounts due under this Note within ten (10) Business Days, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Obligor. If the Obligor cures the Event of Default within ten (10) Business Days after its receipt of the aforementioned written notice, the Holder shall not have the right under this Note to notify GDB that the amounts owed to the Holder under this Note are forthwith due and payable as a result of the occurrence of such Event of Default.

         In the event that any action, suit or other proceeding is brought by the Holder to collect under the provisions of this Note, the Obligor shall be liable for all court costs and expenses of collection, including, without limitation, attorneys' fees and disbursements.

         This Note:

         a) may be modified only by a writing duly executed by the Holder hereof and the Obligor;

         b) constitutes an obligation of an instrumentality of the Commonwealth of Puerto Rico pursuant to Section 1022(b)(4) of the Puerto Rico Internal Revenue Code of 1994, as amended;

         c) shall be interpreted, governed, construed and enforced in accordance with the laws of the Commonwealth of Puerto Rico.

         Prompt payment of principal and interest on this Note is guaranteed absolutely by GDB pursuant to the provisions of a certain Payment Guarantee dated May 26, 1995.

         All notices, demands and other communications to the Obligor or GDB, relating to this Note shall be in writing and shall be hand delivered, or mailed by certified or registered mail, return receipt requested, as follows:

         Puerto Rico Aqueduct and Sewer Authority
         604 Barbosa Avenue
         Hato Rey, Puerto Rico 00918
         Attention:  Executive Director

         Government Development Bank for Puerto Rico
         Minillas Government Center
         De Diego Avenue
         Stop 22
         San Juan, Puerto Rico 00940
         Attention:  President

or at such other address that the Obligor or GDB shall furnish to the Holder in writing.

         At the Obligor's option, this Note may be voluntarily prepaid in whole or in part at any time without penalty but together with accrued interest on any amount so prepaid. This Note is intended to be a negotiable instrument under the laws of the Commonwealth of Puerto Rico, freely transferable by endorsement and delivery. Any subsequent holder of this Note acquiring the same by endorsement and delivery shall be entitled to all of the rights and benefits granted herein and under the laws of the Commonwealth of Puerto Rico.

         The Holder of this Note understands and agrees that the obligation of the Obligor hereunder to pay principal of and interest on this Note is junior and subordinate in all respects to the Obligor's obligations under that certain Trust Agreement, dated as of October 1, 1988, as amended, by and between the Obligor and The Chase Manhattan Bank (National Association), trustee.

         The Holder of this Note shall notify the Obligor of any assignments hereof and shall give the Obligor the name and address of the assignee to whom all future payments hereunder shall be made.

         In San Juan, Puerto Rico, this 26th day of May, 1995.

                                             PUERTO RICO AQUEDUCT AND
                                                   SEWER AUTHORITY


                                             By______________________________

                                             Name____________________________

                                             Title___________________________


                               PAYMENT GUARANTY

         This Payment Guaranty, dated May 26, 1995, by Government Development Bank for Puerto Rico, a corporation and governmental instrumentality of the Commonwealth of Puerto Rico, duly created by virtue of Act No. 17 of the Legislature of Puerto Rico, approved September 23, 1948, as amended
("GDB"), to and for the benefit of Metcalf & Eddy, Inc. ("M&E"), a Delaware corporation, or any assignee permitted herein (hereinafter individually with M&E referred to as a "Guaranteed Party").

                                WITNESSETH:

         WHEREAS, Puerto Rico Aqueduct and Sewer Authority, a body corporate and politic, constituting a public corporation and governmental instrumentality of the Commonwealth of Puerto Rico ("PRASA"), and M&E have entered into a Settlement Agreement, dated May 26, 1995 (the "Settlement Agreement"), under which M&E and PRASA have agreed to settle their lawsuit in the United States District Court for the District of Puerto Rico, Civil Action No. 90-2261 JP; and

         WHEREAS, pursuant to the Settlement Agreement PRASA has agreed to pay M&E $17.5 million in accordance with Paragraphs 1(a) - 1(c) of the Settlement Agreement, with interest in the case of paragraphs (1)(b) and 1(c) (the "PRASA Obligations"), in consideration for M&E's promise to dismiss said lawsuit with prejudice in accordance with Paragraph 2 of the Settlement Agreement and to evidence a portion of this obligation to pay by the issuance of two negotiable promissory notes to M&E in the form attached hereto as Exhibits A & B, respectively (collectively, the "PRASA Notes"); and

         WHEREAS, as a condition to executing the Settlement Agreement, M&E requested that a guaranty be provided for the payment of the PRASA Obligations; and

         WHEREAS, GDB is willing to act as guarantor, as set forth herein, after the execution date of the Settlement Agreement, for payment of the PRASA Obligations as set forth in Paragraph 1 of this Payment Guaranty;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as an inducement to M&E to enter the Settlement Agreement and to and for the parties' mutual benefit, GDB agrees as follows:

         1. Obligations. Subject to the terms of this Payment Guaranty, GDB hereby absolutely guaranties to M&E (and to any assignee of any of the PRASA Notes) the prompt and full payment of the PRASA Obligations when due and payable (whether at the stated maturity or by required prepayment, acceleration or otherwise). GDB shall also indemnify M&E against certain subcontractor claims ("Subcontractor Claims") set forth in Paragraph 7 of the Settlement Agreement dated May 26, 1995, between PRASA and M&E (the "Settlement Agreement"). GDB shall have no obligation to M&E or any assignee hereunder for other than the PRASA Obligations and the Subcontractor Claims. Notwithstanding anything contained in this Payment Guaranty to the contrary, GDB shall be entitled to assert any and all legal or equitable rights or defenses against M&E which are available to PRASA under or arising out of the Settlement Agreement; provided, however, GDB shall not be entitled to such rights or defenses with respect to the PRASA Notes. GDB shall have no obligations which exceed those of PRASA under the Settlement Agreement or the PRASA Notes and shall have no obligations directly under the Settlement Agreement or the PRASA Notes other than those that arise under or through this Payment Guaranty.

         2.    Nature of Obligation.

               (a) This Payment Guaranty shall become effective on the date of execution of the Settlement Agreement and shall become null and void upon the payment to M&E or any assignee of all amounts due pursuant to Paragraph 1 of the Settlement Agreement or the PRASA Notes.

               (b) Except as otherwise provided herein, the Guaranteed Party shall not be entitled to enforce any PRASA Obligation directly or simultaneously against GDB. With respect to all PRASA Obligations, the Guaranteed Party shall first make a written demand for payment against PRASA in accordance with the procedures therefor set forth in the Settlement Agreement (a "Claim") and shall concurrently provide a copy of such demand to GDB. If a written demand is made by a Guaranteed Party with respect to the PRASA Obligations and PRASA has not paid its obligation in full within ten (10) business days of receipt of the Guaranteed Party's written demand, the Guaranteed Party shall immediately notify GDB of such failure in writing and thereupon GDB shall satisfy the Guaranteed Party's claim in full within ten
(10) Business Days of receipt of such written notice, and such satisfaction by GDB shall be deemed to cure any such default by PRASA in respect of such failure to pay under the Settlement Agreement and the PRASA Notes.

               (c) The amount of this Payment Guaranty is for a sum equal to the amount not paid by PRASA (without duplication) pursuant to the terms of Paragraphs 1 and 7 of the Settlement Agreement or the PRASA Notes.

               (d) This Payment Guaranty to the extent of the amount payable under Paragraph 1(a) of the Settlement Agreement is not assignable by M&E without GDB's prior written consent; otherwise this Payment Guaranty shall run with the PRASA Notes.

         3. Enforceable Conditions. This Payment Guaranty shall not be affected, modified, released or impaired by any of the following circumstances or conditions:

               (a) any other preconditions aside from the execution and delivery of the Settlement Agreement;

               (b) any term or provision of any other instrument or agreement applicable to M&E other than the Settlement Agreement ("Other Agreements"), or any assignment or transfer thereof;

               (c) any assignment of this Payment Guaranty in accordance with the terms hereof, or any furnishing or acceptance of additional security for the benefit of the Guaranteed Party;

               (d) any amendment, waiver, consent, extension, indulgence, release or discharge or other action or inaction (including, without limitation, any lack of diligence or failure to mitigate damages) under or in respect of any Other Agreements;

               (e) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets of, or marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting PRASA (each, an "Insolvency Proceeding"), or any action taken by any trustee or receiver or by any court in any such proceeding, or the disaffirmance, rejection or postponement in any such proceeding of any of the obligations or undertakings of PRASA set forth in any such instrument or agreement; or

               (f) any limitation on the ability of PRASA to pay the PRASA Obligations.

         4. Agreement Modifications. GDB and M&E hereby agree that at any time and from time to time, M&E and PRASA may modify, extend, amend, change, compromise, settle, release, terminate, waive or surrender (each a "Modification") any provision of the Settlement Agreement in accordance with the procedures set forth therein; and provided such Modification neither increases GDB's obligations or potential obligations hereunder, nor has any other adverse effect on GDB (an "Adverse Modification"), then such Modification shall be binding on GDB without its consent, and this Payment Guaranty shall remain in full effect. Any Adverse Modification shall require the written consent of GDB for such Adverse Modification to be binding upon GDB.

         5. GDB Claim Against PRASA. GDB shall have the right of subrogation against PRASA for any payments to the Guaranteed Party that GDB shall make hereunder; however, no set-off or counterclaim to any obligation that GDB may have against PRASA shall be available to GDB against a Guaranteed Party to reduce GDB's obligations under this Payment Guaranty.

         6. GDB's Representations and Warranties. GDB represents and warrants to the Guaranteed Party as follows:

               (a) Corporate Organization. GDB is a corporation and governmental instrumentality of the Commonwealth of Puerto Rico duly created and validly existing, in compliance with and under the laws of the Commonwealth of Puerto Rico, and has full power, authority and legal right to execute and deliver this Payment Guaranty, to comply with the terms hereof and perform its obligations hereunder.

               (b) Due Authorization. The execution, delivery and performance by GDB of this Payment Guaranty have each been duly authorized by all necessary action on the part of GDB and do not require any other approval or other action.

               (c) Validity. This Payment Guarantee is a legal, valid and binding obligation of GDB enforceable against GDB in accordance with its terms.

         7. Notices. All notices, demands, claims and other communications hereunder unless otherwise stated herein shall be in writing and shall be hand delivered, or mailed by certified or registered mail, return receipt requested, as follows:

               If to GDB:

               Government Development Bank for Puerto Rico
               Minillas Government Center
               De Diego Avenue, Stop 22
               Santurce, Puerto Rico  00940
               Attention:  President

               With a copy to:

               Brown & Wood
               One World Trade Center
               58th Floor
               New York, NY  10048
               Attention:  Lawrence A. Bauer, Esq.

               and to:

               Verner, Liipfert, Bernhard, McPherson and Hand
               901 Fifteenth St., N.W.
               Washington, D.C.  20005-2301
               Attention:  Gary J. Klein, Esq.

               if to M&E:

               Metcalf & Eddy, Inc.
               U.S. Highway 22 West and Station Road
               Branchburg, New Jersey  08876
               Attention:  President

               with a copy to:

               Air & Water Technologies Corporation
               U.S. Highway 22 West and Station Road
               Branchburg, New Jersey  08876
               Attention:  General Counsel

or at such other addresses any party shall furnish to the other in writing.

         8. Third Party Beneficiaries. This Payment Guaranty is for the benefit of M&E, any Guaranteed Party and GDB exclusively and shall not create any rights in favor of any other person, whatsoever.

         9.    PRASA Dissolution.  In the event

               (a) of a final dissolution of PRASA, so that it is not available to respond, defend or make an appearance to defend a Claim, or

               (b) PRASA enters an Insolvency Proceeding; then the Guaranteed Party need not exhaust its remedies against PRASA or take any other action against PRASA and there shall be no requirement that the assets of PRASA first be applied in satisfaction of the Guaranteed Party's demand for payment, and in any such event (but in no other event) the Guaranteed Party may make any unpaid and any subsequent claims on account of the PRASA Obligations directly against GDB under, and in accordance with, the provisions of the Settlement Agreement and GDB shall stand in the place of PRASA under the Settlement Agreement with respect to such claims.

         10. No Waiver. No delay or omission to exercise any right, remedy, power or privilege accruing upon a default, omission or failure of performance hereunder shall impair any such right, remedy, power or privilege or be construed to be a waiver thereof, but any such right, remedy, power or privilege may be exercised from time to time and as often as may be deemed expedient.

         11.   Counterparts.     This Payment Guaranty may be executed in any
number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12. Reduction of GDB Obligation. All payments by PRASA to the Guaranteed Party of PRASA's Obligations under the Settlement Agreement or the PRASA Notes shall to the extent of such payments (but without duplication) reduce the amount otherwise payable by GDB hereunder.

         13. Consent to Jurisdiction. GDB and the Guaranteed Party hereby agree that any suit, action, or proceeding arising out of or relating to this Payment Guaranty shall be brought exclusively and solely in the United States District Court for the District of Puerto Rico, and GDB and the Guaranteed Party hereby agree to submit to the jurisdiction and venue of such court in any such suit, action, or proceeding.

         14. Assignment. M&E may enforce, transfer, negotiate and assign the PRASA Obligations, in whole or in part, and each assignee or transferee may enforce this Payment Guarantee with respect to the PRASA Obligations so assigned or transferred.

         15. Amendments. No amendment or waiver or any provision of this Payment Guarantee, nor consent to any departure by GDB therefrom, shall be effective unless it is in writing and signed by M&E and GDB, and such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         16. Captions. The headings and captions of this Payment Guarantee are for convenience only and shall not affect the interpretation or construction of this Payment Guarantee.

         17. Invalidity. If any term, covenant or condition of this Payment Guarantee shall to any extent be invalid or unenforceable, the remainder of this Payment Guarantee shall not be affected thereby.

         18. Governing Law. This Payment Guaranty shall be governed, construed, and enforced in every respect by the laws of the Commonwealth of Puerto Rico.

         IN WITNESS WHEREOF, the parties have signed, sealed, and acknowledged this Payment Guaranty as of the date shown above.


WITNESS:                                  METCALF & EDDY, INC.


_____________________________             By:_________________________________

                                          Date:_______________________________


WITNESS:                                  GOVERNMENT DEVELOPMENT BANK
                                          FOR PUERTO RICO


_____________________________             By:_________________________________

                                          Date:_______________________________





                          NEGOTIABLE PROMISSORY NOTE


Six Million, Five Hundred Thousand                       San Juan, Puerto Rico
Dollars ($6,500,000)                                              May 26, 1995

         FOR VALUE RECEIVED, the undersigned PUERTO RICO AQUEDUCT AND SEWER AUTHORITY, an instrumentality of the Commonwealth of Puerto Rico (hereinafter called the "Obligor"), hereby promises to pay to the order of METCALF & EDDY, INC. or any assignee (hereinafter called the "Holder") the principal sum of six million, five hundred thousand dollars ($6,500,000), in full on May 26, 1998 (the "Maturity Date").

         The Obligor also promises to pay interest on the unpaid principal amount outstanding from the date hereof until such principal amount is paid in full at the rate of 5.50% per annum calculated on the basis of a 365/366 day year and the actual number of days elapsed. Interest will be paid in arrears semiannually on June 1 and December 1 of each year, commencing December 1, 1995, until such principal amount is paid in full, with interest accrued to May 26, 1998, payable at the Maturity Date.

         The principal hereof and the interest hereon are payable in lawful money of the United States of America and in immediately available funds to a bank account designated in writing by the Holder. Whenever any payment hereunder shall be stated to be due on a day which is not a "Business Day," such payment shall be made on the next succeeding "Business Day." "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the United States and/or the Commonwealth of Puerto Rico. All payments under this Note shall be made without any set-off or counterclaim and without any restriction or condition (including laws, regulations, orders, decrees or interpretations of or by the Government of Puerto Rico) and shall be made free and clear of and without deduction or withholding for, or on account of, any taxes imposed by the Government of Puerto Rico or its political subdivisions.

         The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder.

               a) The Obligor shall fail to make, when due, any payment of principal or interest under this Note;

               b) The Obligor shall fail to make, when due the payment provided for the Paragraph 1(a) of a certain Settlement Agreement dated May 26, 1995, between the Obligor and Metcalf & Eddy, Inc.

               c) A case or proceeding shall have been commenced against the Obligor in a court having competent jurisdiction seeking a decree or order in respect of the Obligor (i) under applicable State, Commonwealth of Puerto Rico or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of the Obligor, or of any substantial part of its properties, or (iii) ordering the winding-up or liquidation of the affairs of the Obligor, and any such case or proceeding shall remain undismissed or unstayed for forty-five
(45) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding.

               d) The Obligor shall (i) file a petition seeking relief under Title 11 of the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other applicable State, Commonwealth of Puerto Rico or foreign bankruptcy or other similar law, (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of the Obligor, or of any substantial part of its properties, (iii) fail generally to pay its debts as such debts become due, or (iv) take any action in furtherance of any such action.

         If any Event of Default shall have occurred and be continuing for a period of ten (10) Business Days after written notice of such Event of Default shall have been given to the Obligor by the Holder, such Holder shall notify Government Development Bank for Puerto Rico ("GDB"), which shall pay all amounts due under this Note within ten (10) Business Days, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Obligor. If the Obligor cures the Event of Default within ten (10) Business Days after its receipt of the aforementioned written notice, the Holder shall not have the right under this Note to notify GDB that the amounts owed to the Holder under this Note are forthwith This Note:

               a) may be modified only by a writing duly executed by the Holder hereof and the Obligor;

               b) constitutes an obligation of an instrumentality of the Commonwealth of Puerto Rico pursuant to Section 1022(b)(4) of the Puerto Rico Internal Revenue Code of 1994, as amended;

               c) shall be interpreted, governed, construed and enforced in accordance with the laws of the Commonwealth of Puerto Rico.

               Prompt payment of principal and interest on this Note is guaranteed absolutely by GDB pursuant to the provisions of a certain Payment Guarantee dated May 26, 1995.

               All notices, demands and other communications to the Obligor or GDB, relating to this Note shall be in writing and shall be hand delivered, or mailed by certified or registered mail, return receipt requested, as follows:

               Puerto Rico Aqueduct and Sewer Authority
               604 Barbosa Avenue
               Hato Rey, Puerto Rico 00918
               Attention:  Executive Director

               Government Development Bank for Puerto Rico
               Minillas Government Center
               De Diego Avenue
               Stop 22
               San Juan, Puerto Rico 00940
               Attention:  President

or at such other address that the Obligor or GDB shall furnish to the Holder in writing.

         At the Obligor's option, this Note may be voluntarily prepaid in whole or in part at any time without penalty but together with accrued interest on any amount so prepaid. This Note is intended to be a negotiable instrument under the laws of the Commonwealth of Puerto Rico, freely transferable by endorsement and delivery. Any subsequent holder of this Note acquiring the same by endorsement and delivery shall be entitled to all of the rights and benefits granted herein and under the laws of the Commonwealth of Puerto Rico.

         The Holder of this Note understands and agrees that the obligation of the Obligor hereunder to pay principal of and interest on this Note is junior and subordinate in all respects to the Obligor's obligations under that certain Trust Agreement, dated as of October 1, 1988, as amended, by and between the Obligor and The Chase Manhattan Bank (National Association), trustee.

         The Holder of this Note shall notify the Obligor of any assignments hereof and shall give the Obligor the name and address of the assignee to whom all future payments hereunder shall be made.

               In San Juan, Puerto Rico, this 26th day of May, 1995.

                                           PUERTO RICO AQUEDUCT AND
                                                  SEWER AUTHORITY


                                      By:____________________________________

                                      Name___________________________________

                                      Title__________________________________